Exhibit 99.1

IMAX CORPORATION

www.imax.com

IMAX CORPORATION REPORTS SECOND-QUARTER 2019 FINANCIAL RESULTS

HIGHLIGHTS

(Note: Percentage and other changes refer to second quarter 2018 unless otherwise noted.)

•	Strong execution and focus on core business driving solid financial performance, with record results across key metrics for China business.
•	6.6% growth in revenue driven by growth in global box office.
•	10.0% growth in commercial network.
•	28.8% growth in IMAX Greater China box office.
•	Delivered GAAP net income per share of $0.19, compared to $0.12; adjusted net income per share of $0.32, compared to $0.30 per share.
•	On-track to deliver low double-digit growth in IMAX global box office for full-year 2019.

NEW YORK – Jul. 30, 2019 – IMAX Corporation (NYSE:IMAX), a world leader in using technology to eventicize content, reported revenues of $104.8 million, gross profit of $59.6 million and net income attributable to common shareholders of $11.4 million, or $0.19 per diluted share, for the second-quarter ended June 30, 2019. Adjusted net income attributable to common shareholders for the quarter was $19.7 million, or $0.32 per diluted share, Adjusted EBITDA was $41.4 million and Adjusted EBITDA margin was 43.8%. For reconciliations of reported results to non-GAAP financial results, and for the definition and reconciliation of Adjusted EBITDA, please refer to Tables 8 - 10 and the discussion of non-GAAP measures at the end of this earnings release.

“IMAX is on track to deliver its best year ever at the box office, with the success of Spider-Man: Far From Home, The Lion King, and our record-breaking, first local language animated release in China this past weekend, Ne Zha, leading a strong second half film slate and building on our solid first-half,” said IMAX CEO Richard L. Gelfond. “Our continued success is driven by the privileged position we hold in the entertainment ecosystem, where our end-to-end technology empowers world-class creators to bring cultural events and communal experiences to life on a global scale.”

Second Quarter 2019 Results

Box Office Update (Table 2)

Gross box office from IMAX DMR® films was $364.9 million in the second quarter of 2019, compared to $342.6 million in the second quarter of 2018, representing an increase of 6.5%. The $22.3 million increase in gross box office was principally driven by a $29.1 million increase in China box office. A total of 19 films (15 new and 4 carryovers) were exhibited in the quarter, compared to 14 films (10 new and 4 carryovers) in the second quarter of 2018.

“Through our strong relationships with creators, the power of our global network and our continued cost discipline, we are now delivering top-line growth, EBITDA margin expansion and enhanced returns on capital for investors,” Gelfond added. “We continue to enhance IMAX’s position in the entertainment ecosystem and have established a solid foundation to deliver further growth in the quarters and years ahead.”

Global Network Update (Table 3)

The total IMAX® theater network consisted of 1,541 systems as of June 30, 2019, of which 1,445 were in commercial multiplexes. Including upgrades, there were 612 theaters in backlog as of June 30, 2019, compared to the 635 in backlog as of June 30, 2018.

IMAX also signed contracts for 54 new theaters and 19 upgrades in the second quarter of 2019, reflecting the strong demand for our systems. During the quarter, the Company installed 35 theater systems, 27 of which were for new theater locations. For a breakdown of theater system signings, backlog, installations, and network by type for the second quarter of 2019, please refer to Table 3 at the end of this earnings release.

Second Quarter Consolidated Results

The gross margin across all segments in the second quarter of 2019 was $59.6 million, or 56.8% of total revenues, compared to $60.4 million, or 61.4% of total revenues, in the second quarter of 2018. The slight decline in gross margin was driven by higher cost of revenues in our Network and Theater businesses, as well as a decline in revenues in our New Business segment as a result of a residual one-time payment to the Company of $2.6 million in the prior year period related to our discontinued virtual reality initiative. Operating expenses (which includes SG&A, excluding stock-based compensation, plus R&D) were $26.8 million in the quarter representing an 10.9% decline from the prior year period.

Second Quarter Segment Results (Table 1)

(in millions of USD except % change amounts)

	Network Business			Theater Business

	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %

2Q19	$ 64.7	$ 43.2	66.8%	$ 34.9	$ 15.4	44.2%

2Q18	60.9	42.9	70.5%	30.9	16.0	51.9%

% change	6.3%	0.7%		13.2%	(3.8%)

YTD 2Q19	$ 110.6	$ 74.8	67.7%	$ 65.2	$ 28.6	43.9%

YTD 2Q18	105.8	74.4	70.3%	65.8	36.5	55.4%

% change	4.5%	0.5%		(0.9%)	(21.5%)

Second Quarter Segment Results (Tables 1 and 7)

Network Business

•

Network business revenues increased 6.3% to $64.7 million in the quarter, compared with $60.9 million in the prior-year period. The $3.8 million increase in revenues was driven principally by a $3.1 million, or 8.7%, increase in IMAX DMR revenues and a $0.6 million, or 2.3% increase in revenues from joint revenue-sharing arrangements. The strong increase in IMAX DMR revenues was driven by a $22.3 million increase in IMAX global box office.

•

The blended take-rate (defined as total Network revenue divided by total IMAX global box office) for IMAX DMR and joint revenue sharing arrangements was 17.7% in the quarter, compared to 17.8% in the prior year period. The slight decline is due to mix of global box office, including the strong performance of Greater China.

•

Gross margin for the Network business was 66.8%, compared to 70.5% in the prior-year period. The decline in gross margin for the business was due to higher contractual marketing costs driven by the strong performance of

Avengers: Endgame, as well as a 50% increase in the number of releases in the quarter from the 10 new films released in the prior year period.

Theater Business

•

Theater business segment revenues increased 13.2% to $34.9 million in the quarter, compared with $30.9 million in the prior year period. The $4.1 million increase in revenues was driven principally by the higher number of installations in the quarter, as well as higher maintenance revenue on our expanded commercial theater network, partially offset by lower financing revenue. The commercial theater network increased 10.0% to 1,445 commercial multiplex theaters in the current quarter. (Please refer to Table 3 for detail on our signings, installations and theater network at the end of this earnings release).

•	The average revenue per new theater system was $1.3 million, compared to $1.2 million in the prior year period.

•

Gross margin on sales and sales-type leases was 38.5% compared to 57.6% in the prior year period. The decline in gross margin is due principally to the mix of systems installed in the current quarter, compared to the prior year, as well as the Company’s decision to allocate additional resources to ensure the successful roll out and launch of its new IMAX with Laser® technology. For full-year 2019, the Company anticipates margins on sales type theaters to return to approximately 50%.

Cash Balances and Outstanding Debt (Table 5)

Total cash and cash equivalents as of June 30, 2019 was $106.5 million, which includes $64.9 million held in the People’s Republic of China. Total bank indebtedness was $23.0 million as of June 30, 2019, including the impact of $2.0 million of deferred financing fees, and represented a decrease of $14.8 million from $37.8 million at December 31, 2018. As of June 30, 2019, $275.0 million is available under the $300.0 million credit facility in place due June 28, 2023.

Share Count and Capital Return

The weighted average diluted shares outstanding in second quarter 2019 declined 3.0% to 61.5 million, compared to 63.4 million in second quarter 2018, due to share repurchase activity. In the second quarter of 2019, a total of 87,769 shares were repurchased at an average price of $19.45 for a total value of $1.7 million. A total of $126.9 million is available under the outstanding share repurchase authorization, which expires on June 30, 2020. Total shares outstanding as of June 30, 2019 was 61.3 million.

Full-Year 2019 Guidance

IMAX’s guidance for full-year 2019 is as follows:

•	IMAX global box office is expected to experience low double-digit growth compared to the $1,032.1 million recorded in full-year 2018.
•

Operating expenses, defined as selling, general and administrative expenses less stock-based compensation plus research and development costs are expected to be in-line with the $110.7 million recorded in full-year 2018.

•	The effective tax rate is expected to be approximately 23%.
•	Adjusted EBITDA margin is expected to be approximately 41% to 42%.
•

Total theater installations are expected in the range of 185 to 190, consisting of new theater installs of 140 to 145 systems and upgrades to IMAX with Laser of approximately 45 systems. New theater installs are heavily weighted toward the fourth quarter of 2019.

•	Total theaters equipped with IMAX with Laser are expected to grow to approximately 140 systems.

Conference Call

The Company will host a conference call today at 4:30 PM ET to discuss its second quarter 2019 financial results. This call is being webcast by Nasdaq and can be accessed at investors.imax.com. To access the call via telephone, interested parties in the US and Canada should dial (888) 254-3590 approximately 5 to 10 minutes before the call begins. Other international callers should dial (647) 794-4605. The conference ID for the call is 2957384. A replay of the call will be available via webcast at investors.imax.com or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 2957384.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at www.imax.com/content/investor-relations. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one-week lag. In addition, the Company maintains a Twitter account: @IMAX_Investors. The Company intends to use Twitter to disclose the box office information, as well as other information that may be of interest to the Company’s investor community.

The information posted on the Company’s website and/or via its Twitter account may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website and its Twitter account in addition to the Company’s earnings releases, SEC filings and public conference calls and webcasts.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of June 30, 2019, there were 1,541 IMAX theater systems (1,445 commercial multiplexes, 15 commercial destinations, 81 institutional) operating in 81 countries. On Oct. 8, 2015, shares of IMAX China, a subsidiary of IMAX Corp., began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Stephen Davidson 212-821-0125 sdavidson@imax.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

###

Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the performance of IMAX DMR films; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; risks relating to recent consolidation among commercial exhibitors and studios; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security and data privacy; risks related to the Company’s inability to protect the Company’s intellectual property; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; the failure to fully realize the projected cost savings and benefits from any of the Company’s restructuring initiatives; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Primary Reporting Groups

The Company has four primary reporting groups identified by nature of product sold or service provided: (1) Network Business, representing variable revenue generated by box-office results and which includes the reportable segments of IMAX DMR and contingent rent from the JRSAs and IMAX systems segments; (2) Theater Business, representing revenue generated by the sale and installation of theater systems and maintenance services, primarily related to the IMAX Systems and Theater System Maintenance reportable segments, and also includes fixed hybrid revenues and upfront installation costs from the JRSA segment; (3) New Business, which includes home entertainment, and other new business initiatives that are in the development, start-up and/or wind-up phases, and (4) Other; which includes the film post-production and distribution segments and certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

Non-GAAP Financial Measures

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA, Adjusted EBITDA per Credit Facility and free cash flow as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP. The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) and non-recurring charges on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results and could potentially distort the analysis of trends in business performance and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests and its stock-based compensation (net of any related tax impact) and non-recurring charges in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

The Company is required to maintain a minimum level of “EBITDA”, as such term is defined in the Company’s credit agreement (and which is referred to herein as “Adjusted EBITDA per Credit Facility”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). EBITDA and Adjusted EBITDA per Credit Facility (each as defined below) should not be construed as substitutes for net income or as better measures of liquidity as determined in accordance with U.S. GAAP. The Company believes that EBITDA and Adjusted EBITDA per Credit Facility are relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry.

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the condensed consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented in Table 6.

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended June 30, 2019 vs. 2018

The Company reported net income of $13.8 million, or $0.22 per basic and diluted share, for the second quarter of 2019 as compared to net income of $10.3 million, or $0.16 per basic and diluted share, for the second quarter of 2018.

Net income for the second quarter of 2019 includes a $7.0 million charge, or $0.11 per diluted share (2018— $6.8 million or $0.10 per diluted share), for stock-based compensation and a loss of $4.5 million, or $0.07 per diluted share, for the change in fair value of equity investment (2018 — $nil). The second quarter of 2018 also includes a $0.5 million charge, or $0.01 per diluted share, for exit costs, restructuring charges and associated impairments and a $7.5 million charge, or $0.12 per diluted share, for a legal arbitration award related to one of the Company’s litigation matters from 2006.

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award, the change in fair value of equity investment and the related tax impact of these adjustments, was $23.8 million, or $0.38 per diluted share, for the second quarter of 2019 as compared to adjusted net income of $21.7 million, or $0.34 per diluted share, for the second quarter of 2018.

The Company reported net income attributable to common shareholders of $11.4 million, or $0.19 per basic and diluted share for the second quarter of 2019 (2018 — $7.6 million, or $0.12 per basic and diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award, the change in fair value of equity investment and the related tax impact of these adjustments, was $19.7 million, or $0.32 per diluted share, for the second quarter of 2019 as compared to adjusted net income attributable to common shareholders of $19.0 million, or $0.30 per diluted share, for the second quarter of 2018.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in Table 4.

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Six Months Ended June 30, 2019 vs. 2018

The Company reported net income of $26.3 million, or $0.43 per basic and diluted share, for the six months ended June 30, 2019 as compared to net income of $22.3 million, or $0.35 per basic and diluted share, for the six months ended June 30, 2018.

Net income for the six months ended June 30, 2019, includes a $11.4 million charge, or $0.19 per diluted share (2018 — $11.6 million or $0.18 per diluted share), for stock-based compensation, a $0.9 million charge, or $0.01 per diluted share for exit costs, restructuring charges and associated impairments (2018 — $1.2 million, or $0.02 per diluted share) and a loss of $2.1 million, or $0.03 per diluted share, for the change in fair value of equity investment (2018 — $nil). The six months ended June 30, 2018 includes a $7.5 million charge, or $0.12 per diluted share, for a legal arbitration award related to one of the Company’s litigation matters from 2006.

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award, the change in fair value of equity investment and the related tax impact of these adjustments, was $38.1 million, or $0.62 per diluted share, for the six months ended June 30, 2019, as compared to adjusted net income of $38.8 million, or $0.61 per diluted share, for the six months ended June 30, 2018.

The Company reported net income attributable to common shareholders of $19.7 million, or $0.32 per basic and diluted share for the six months ended June 30, 2019 (2018 — $16.1 million, or $0.25 per basic and diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award, the change in fair value of equity investment and the related tax impact of these adjustments, was $30.5 million, or $0.49 per diluted share, for the six months ended June 30, 2019, as compared to adjusted net income attributable to common shareholders of $32.4 million, or $0.51 per diluted share, for the six months ended June 30, 2018.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in Table 4.

Table 2:

IMAX Global Box Office

(in millions of USD)		For the three months ended,
		Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018

Domestic	$	123.3	$71.8	$82.1	$62.0	$131.2
Greater China		130.1	105.8	69.2	77.8	101.0
Rest of World		111.5	78.7	85.4	66.7	110.4

Total Global Box Office		364.9	256.3	236.7	206.5	342.6

Table 3:

Signings and Installations

	Three Months Ended June 30,
Theater System Signings:	2019		2018
Full new sales and sales-type lease arrangements	7		9
New traditional joint revenue sharing arrangements	2		31
New hybrid joint revenue sharing lease arrangements	45		-

Total new theaters	54		40
Upgrades of IMAX theater systems	19		98

Total theater signings	73		138

	Three Months Ended June 30,
Theater System Installations:	2019		2018
Full new sales and sales-type lease arrangements	9		9
New traditional joint revenue sharing arrangements	13		19
New hybrid joint revenue sharing lease arrangements	5		2

Total new theaters	27		30
Upgrades of IMAX theater systems	8		1

Total theater installations	35		31

	Three Months Ended June 30,
Theater Sales Backlog:	2019		2018
Sales and sales-type lease arrangements	182		181
Joint revenue sharing arrangements
Hybrid lease arrangements	154		115
Traditional arrangements	276	(1)	339

Total theater backlog	612	(2)	635	(3)

	Three Months Ended June 30,
Theater Network:	2019		2018
Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	619		576
Traditional joint revenue sharing arrangements	693		628
Hybrid joint revenue sharing lease arrangements	133		110

Total Commercial Multiplex Theaters	1,445		1,314

Commercial Destination Theaters	15		12
Institutional Theaters	81		84

Total theater network	1,541		1,410

(1)	Includes 60 theater systems where the customer has the option to convert from a joint revenue sharing arrangement to a sales arrangement.

(2)

Includes 150 new laser projection system configurations and 121 upgrades of existing locations to laser projection system configurations (118 of the 121 upgrades are for the IMAX with Laser projection system configurations).

(3)

Includes 75 new laser projection system configurations and 101 upgrades of existing locations to laser projection system configurations (99 of the 101 upgrades are for the IMAX with Laser projection system configurations).

Table 4:

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues
Equipment and product sales	$19,694	$15,368	$34,894	$34,881
Services	56,662	54,785	100,809	99,531
Rentals	25,863	25,124	44,033	43,326

Finance income	2,578	3,068	5,259	5,591

	104,797	98,345	184,995	183,329

Costs and expenses applicable to revenues
Equipment and product sales	11,939	7,549	21,374	15,521
Services	26,781	23,633	46,024	43,984
Rentals	6,524	6,759	12,904	12,728

	45,244	37,941	80,302	72,233

Gross margin	59,553	60,404	104,693	111,096
Selling, general and administrative expenses	32,136	32,484	59,785	60,443
Research and development	1,222	3,922	2,358	7,514
Amortization of intangibles	1,218	965	2,293	1,857
Receivable provisions, net of recoveries	927	355	1,358	806
Legal arbitration award	-	7,500	-	7,500
Exit costs, restructuring charges and associated impairments	-	456	850	1,158

Income from operations	24,050	14,722	38,049	31,818
Change in fair value of equity investment	(4,544)	-	(2,053)	-
Retirement benefits non-service expense	(160)	(124)	(320)	(248)
Interest income	572	243	1,142	490
Interest expense	(636)	(851)	(1,317)	(1,345)

Income before income taxes	19,282	13,990	35,501	30,715
Provision for income taxes	(5,308)	(3,635)	(8,956)	(8,088)
Loss from equity-accounted investments, net of tax	(138)	(100)	(222)	(305)

Net income	13,836	10,255	26,323	22,322
Less: net income attributable to non-controlling interests	(2,439)	(2,630)	(6,661)	(6,192)

Net income attributable to common shareholders	$11,397	$7,625	$19,662	$16,130

Net income per share attributable to common shareholders - basic and diluted:
Net income per share — basic and diluted	$0.19	$0.12	$0.32	$0.25

Weighted average number of shares outstanding (000’s):
Basic	61,331	63,314	61,354	63,931
Fully Diluted	61,507	63,426	61,525	64,006

Additional Disclosure:
Depreciation and amortization(1)	$15,593	$14,513	$29,804	$28,034

(1) Includes $0.1 million and $0.2 million of amortization of deferred financing costs charged to interest expense for the three and six months ended June 30, 2019, respectively (2018 - $0.4 million and $0.6 million, respectively).

Table 5:

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$106,451	$141,590
Accounts receivable, net of allowance for doubtful accounts of $4,641 (December 31, 2018 — $3,174)	91,490	93,309
Financing receivables, net of allowance for uncollectible amounts	121,649	127,432
Variable consideration receivable from contracts	36,347	35,985
Inventories	47,976	44,560
Prepaid expenses	11,447	10,294
Film assets	17,266	16,367
Property, plant and equipment	308,326	280,658
Investment in equity securities	14,149	1,022
Other assets	19,946	17,997
Deferred income taxes	29,638	31,264
Other intangible assets	32,176	34,095
Goodwill	39,027	39,027

Total assets	$875,888	$873,600

Liabilities
Bank indebtedness	$22,976	$37,753
Accounts payable	22,155	32,057
Accrued and other liabilities	114,150	97,724
Deferred revenue	105,384	106,709

Total liabilities	264,665	274,243

Commitments and contingencies

Non-controlling interests	7,172	6,439

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. 61,432,275 issued and 61,331,289 outstanding (December 31, 2018 — 61,478,168 issued and 61,433,589 outstanding)	423,676	422,455
Less: Treasury stock, 77,607 shares at cost (December 31, 2018 — 44,579)	(1,575)	(916)
Other equity	166,232	179,595
Accumulated deficit	(66,828)	(85,385)
Accumulated other comprehensive loss	(2,926)	(3,588)

Total shareholders’ equity attributable to common shareholders	518,579	512,161
Non-controlling interests	85,472	80,757

Total shareholders’ equity	604,051	592,918

Total liabilities and shareholders’ equity	$875,888	$873,600

Table 6:

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)
(Unaudited)

	Six Months Ended
	June 30,
	2019	2018
Cash provided by (used in):
Operating Activities
Net income	$26,323	$22,322
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	29,804	28,034
Write-downs, net of recoveries	1,866	1,686
Change in deferred income taxes	1,296	347
Stock and other non-cash compensation	11,710	11,920
Unrealized foreign currency exchange (gain) loss	(14)	473
Change in fair value of equity investment	2,053	-
Loss from equity-accounted investments	421	106
(Gain) loss on non-cash contribution to equity-accounted investees	(199)	199
Investment in film assets	(8,214)	(18,219)
Changes in other non-cash operating assets and liabilities	(16,529)	(214)

Net cash provided by operating activities	48,517	46,654

Investing Activities
Purchase of property, plant and equipment	(4,175)	(8,632)
Investment in joint revenue sharing equipment	(22,235)	(8,455)
Acquisition of other intangible assets	(1,121)	(1,705)
Investment in equity securities	(15,153)	-

Net cash used in investing activities	(42,684)	(18,792)

Financing Activities
Increase in bank indebtedness	35,000	-
Repayment of bank indebtedness	(50,000)	(1,000)
Settlement of restricted share units and options	(7,619)	(1,529)
Treasury stock purchased for future settlement of restricted share units	(1,575)	(4,636)
Repurchase of common shares, IMAX China	(16,813)	-
Taxes withheld and paid on employee stock awards vested	(219)	(1,279)
Common shares issued - stock options exercised	2,379	799
Repurchase of common shares	(1,258)	(46,452)
Issuance of subsidiary shares to non-controlling interests (net of return on capital)	1,106	6,696
Dividends paid to non-controlling interests	(2,266)	(4,623)
Credit facility amendment fees paid	-	(1,963)

Net cash used in financing activities	(41,265)	(53,987)

Effects of exchange rate changes on cash	293	442

Decrease in cash and cash equivalents during period	(35,139)	(25,683)

Cash and cash equivalents, beginning of period	141,590	158,725

Cash and cash equivalents, end of period	$106,451	$133,042

Table 7:

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

	Three Months Ended
	June 30,

	2019	2018
Revenue
Network Business
IMAX DMR	$39,293	$36,161
Joint revenue sharing arrangements – contingent rent	25,301	24,730
IMAX systems – contingent rent	131	-

	64,725	60,891

Theater Business
IMAX systems
Sales and sales-type leases	13,793	11,981
Ongoing fees and finance income	2,816	3,282
Joint revenue sharing arrangements – fixed fees	2,548	1,022
Theater system maintenance	13,207	12,335
Other theater	2,580	2,255

	34,944	30,875

New Business	478	3,116

Other
Film distribution and post-production	3,601	2,360
Other	1,049	1,103

	4,650	3,463

Total	$104,797	$98,345

Gross margin
Network Business
IMAX DMR(1)	$23,961	$24,280
Joint revenue sharing arrangements – contingent rent(1)	19,128	18,621
IMAX systems – contingent rent	131	-

	43,220	42,901

Theater Business
IMAX systems(1)
Sales and sales-type leases	5,310	6,899
Ongoing fees and finance income	2,768	3,234
Joint revenue sharing arrangements – fixed fees(1)	870	246
Theater system maintenance	5,640	5,088
Other theater	841	563

	15,429	16,030

New Business	281	1,906

Other
Film distribution and post-production(1)	458	(387)
Other	165	(46)

	623	(433)

Total	$59,553	$60,404

(1)

IMAX DMR segment margins include marketing costs of $9.5 million and $13.4 million for the three and six months ended June 30, 2019, respectively (2018 - $6.5 million and $10.6 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $0.2 million and $0.3 million for the three and six months ended June 30, 2019, respectively (2018 - $1.0 million and $1.2 million, respectively). IMAX system segment margins include marketing and commission costs of $0.4 million and $0.9 million for the three and six months ended June 30, 2019, respectively (2018 - $0.5 million and $1.2 million, respectively). Film distribution and post production segment margins include marketing expense of $0.1 million and $0.6 for the three and six months ended June 30, 2019, respectively (2018 - an expense of $0.8 million and $2.0 million, respectively).

Table 8:

IMAX CORPORATION

Adjusted EBITDA per Credit Facility

(in thousands of U.S. dollars)

	For the	For the
	3 Months Ended	12 Months Ended
	June 30, 2019	June 30, 2019 (1)
(In thousands of U.S. Dollars)
Net income	$13,836	$37,596
Add (subtract):
Provision for income taxes	5,308	10,386
Interest expense, net of interest income	64	392
Depreciation and amortization, including film asset amortization	15,593	59,207

EBITDA	$34,801	$107,581
Stock and other non-cash compensation	7,186	23,513
Change in fair value of equity investment	4,544	2,053
Write-downs, net of recoveries including asset impairments and receivable provisions	1,169	5,518
Exit costs, restructuring charges and associated impairments	-	9,234
Legal arbitration award	-	4,237
Executive transition costs	-	2,994
Loss from equity accounted investments	138	409

Adjusted EBITDA before non-controlling interests	$47,838	$155,539
Adjusted EBITDA attributable to non-controlling interests(2)	(6,418)	(23,398)

Adjusted EBITDA per Credit Facility	$41,420	$132,141

Adjusted revenues attributable to common shareholders (3)	$94,581	$336,162

Adjusted EBITDA margin	43.8%	39.3%

(1) Senior Secured Net Leverage Ratio calculated using twelve months ended Adjusted EBITDA per Credit Facility.

(2)  The Adjusted EBITDA per Credit Facility calculation specified for purpose of the minimum Adjusted EBITDA covenant excludes the reduction in Adjusted EBITDA from the Company’s non-controlling interests.

(3)	3 months ended June 30, 2019		12 months ended June 30, 2019
Total revenues		$104,797		$376,067
Greater China revenues	$32,575		$125,289
Non-controlling interest ownership percentage(4)	31.36%		31.85%

Deduction for non-controlling interest share of revenues		(10,216)		(39,905)

Adjusted revenues attributable to common shareholders		$94,581		$336,162

(4) Weighted average ownership percentage for change in non-controlling interest share

Table 9:

IMAX CORPORATION

Adjusted Net Income and Adjusted Diluted Per Share Calculations

(in thousands of U.S. dollars)

	Quarter Ended June 30,
(In thousands of U.S. dollars, except per share amounts)	2019		2018
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$13,836	$0.22	$10,255	$0.16
Adjustments:
Stock-based compensation	7,027	0.11	6,756	0.10
Exit costs, restructuring charges and associated impairments	-	-	456	0.01
Legal arbitration award	-	-	7,500	0.12
Change in fair value of equity investment	4,544	0.07	-	-
Tax impact on items listed above	(1,655)	(0.02)	(3,228)	(0.05)

Adjusted net income	23,752	0.38	21,739	0.34
Net income attributable to non-controlling interests(1)	(2,439)	(0.04)	(2,630)	(0.04)
Stock-based compensation (net of tax of less than $0.1 million and less than $0.1 million, respectively)(1)	(177)	-	(147)	-
Change in fair value of equity investment(1)	(1,443)	(0.02)	-	-

Adjusted net income attributable to common shareholders	$19,693	$0.32	$18,962	$0.30

Weighted average diluted shares outstanding		61,507		63,426

	Six Months Ended June 30,
(In thousands of U.S. dollars, except per share amounts)	2019		2018
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$26,323	$0.43	$22,322	$0.35
Adjustments:
Stock-based compensation	11,389	0.19	11,603	0.18
Exit costs, restructuring charges and associated impairments	850	0.01	1,158	0.02
Legal arbitration award	-	-	7,500	0.12
Change in fair value of equity investment	2,053	0.03	-	-
Tax impact on items listed above	(2,535)	(0.04)	(3,787)	(0.06)

Adjusted net income	38,080	0.62	38,796	0.61
Net income attributable to non-controlling interests(1)	(6,661)	(0.12)	(6,192)	(0.10)
Stock-based compensation (net of tax of $0.1 million and $0.1 million, respectively) (1)	(262)	-	(204)	-
Change in fair value of equity investment(1)	(652)	(0.01)	-	-

Adjusted net income attributable to common shareholders	$30,505	$0.49	$32,400	$0.51

Weighted average diluted shares outstanding		61,525		64,006

(1)	Reflects amounts attributable to non-controlling interests.

Table 10:

IMAX CORPORATION

Free Cash Flow Calculation

(in thousands of U.S. dollars)

	For the	For the

	Three months ended	Six months ended

	June 30, 2019	June 30, 2019
(In thousands of U.S. Dollars)
Net cash provided by operating activities	$49,186	$48,517
Net cash used in investing activities	(15,038)	(42,684)

Net free cash flow	$34,148	$5,833